Exhibit 4.4

AMENDMENT NO. 1 TO THE CONVERTIBLE NOTE AGREEMENT

THIS AMENDMENT NO. 1 TO THE CONVERTIBLE NOTE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Amendment”) dated as of March 11, 2014 by and among SANUWAVE Health, Inc., a Nevada corporation (the “Company”) and each investor identified on the signature pages hereto (each, including its successors and assigns, an “Investor” and collectively, the “Investors”), amends that certain Convertible Note Agreement, dated _________ ___, 2014, by and among the Company and the Investor (the “Convertible Note”).

W I T N E S S E T H:

WHEREAS, the Company intends to conduct a private placement transaction (the “Private Placement”);

WHEREAS, pursuant to the terms of the Convertible Note, the Investors are entitled to convert their notes into the Private Placement as a conversion price equal to the lesser of (i) $0.55 per share or (ii) 90% of the purchase price in the Private Placement;

WHEREAS, the potential investors in the Private Placement have indicated that in order to close the Private Placement, the Investors will have to convert their notes at a conversion price equal to the price paid in the Private Placement;

WHEREAS, the parties wish to amend the Subscription Agreement to change the Conversion Price;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Capitalized terms used herein without definition and defined in the Convertible Note are used herein as defined therein.

Section 2. The definition of Conversion Price in the Convertible Note is hereby amended and restated to read as follows:

“The conversion price for the securities to be issued to the Holder shall be equal to the lesser of (i) the per share purchase price of the Company Stock issued in the Qualified Financing or (ii) $0.55 per share (the “Conversion Price”).”

Section 3. In the event that the Private Placement has not closed by April 30, 2014, this Amendment shall be null and void.

Section 4. Miscellaneous.

4.1 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Georgia without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Georgia located in Fulton County and the United States District Court for the Northern District of Georgia for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

4.2     No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

SANUWAVE HEALTH, INC.

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR INVESTORS FOLLOW]

[INVESTOR SIGNATURE PAGES TO CONVERTIBLE NOTE AMENDMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Signatory:

Title of Authorized Signatory: